Exhibit (a)(33)

Hudbay and Augusta Announce Take-up of Shares and Extension of Offer

Toronto, Ontario, July 17, 2014 – HudBay Minerals Inc. (“Hudbay”) (TSX, NYSE: HBM) and Augusta Resource Corporation (“Augusta”) (TSX, NYSE MKT: AZC) announced today that Hudbay has taken up 116,233,761 common shares (“Augusta Shares”) of Augusta that were validly deposited under Hudbay’s offer to acquire all of the outstanding Augusta Shares not already owned by Hudbay or its affiliates for consideration per Augusta Share of 0.315 of a common share of Hudbay and 0.17 of a warrant to acquire a common share of Hudbay (the “Offer”). The Augusta Shares taken up under the Offer, together with those already owned by Hudbay, represent approximately 92% of the issued and outstanding Augusta Shares.

All of the conditions to the Offer have been satisfied (including that Augusta’s shareholder rights plan be terminated) and the initial offering period, which was extended until July 16, 2014, is now closed. Hudbay has taken up all Augusta Shares that were validly deposited under the Offer and not properly withdrawn prior to 5:00 p.m. (Toronto time) on July 16, 2014. Payment for such Augusta Shares will be made in accordance with the Offer.

Hudbay has extended the Offer until 5:00 p.m. (Toronto time) on July 29, 2014 (the “Expiry Time”) to enable Augusta shareholders who have not yet tendered their Augusta Shares to accept the Offer. The Augusta board of directors has unanimously recommended that Augusta shareholders accept the Offer and tender their Augusta Shares to the Offer. Each of the directors and officers of Augusta has already tendered their Augusta Shares to the Offer.

The extension of the Offer constitutes a “subsequent offering period” under U.S. securities laws. The same form and amount of consideration is being offered to shareholders depositing Augusta Shares during this period as was offered to shareholders during the initial offering period. Augusta Shares deposited under the Offer after July 16, 2014 may be withdrawn by or on behalf of the depositing Augusta shareholder at any time before such Augusta Shares are taken up.

A notice of extension (the “Notice of Extension”) has been filed with the Canadian and U.S. securities regulatory authorities and will be available for review at www.sedar.com and www.sec.gov. The Notice of Extension is also being mailed to Augusta shareholders in accordance with applicable securities laws.

It is anticipated that members of Hudbay’s current management team will assume management positions with Augusta and replace Augusta’s current senior management team and certain members of the Augusta Board of Directors will be replaced by nominees of Hudbay. In particular, David S. Bryson, Alan T. C. Hair, Patrick Donnelly and Patrick Merrin will be appointed to the Augusta Board of Directors, joining current directors Lenard F. Boggio, Timothy Baker and W. Durand Eppler. Gilmour Clausen, Christopher M. H. Jennings, Robert P. Pirooz, Robert P. Wares and Richard W. Warke will resign from the Augusta Board of Directors.

As set out in the take-over bid circular and notices of variations and change in respect of the Offer, Hudbay intends to acquire any Augusta Shares not deposited under the Offer through a subsequent acquisition transaction. The exact timing and details of any such transaction will depend upon a number of factors. Although Hudbay intends to propose a subsequent acquisition transaction generally on terms similar to the Offer, it is possible that such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Hudbay reserves the right not to propose a subsequent acquisition transaction, or to propose a subsequent acquisition transaction on terms other than those of the Offer.

If permitted by applicable law, subsequent to the completion of the Offer and any subsequent acquisition transaction, Hudbay intends to delist the Augusta Shares from all stock exchanges and to cause Augusta to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and to cease to be a public company in the United States and Germany.

Hudbay will file an early warning report in compliance with Canadian and United States securities laws today with further information regarding its ownership and control of Augusta Shares. A copy of that report may be obtained by contacting Hudbay as indicated below.

Hudbay and Augusta also announced today that they have entered into a loan agreement (the “Loan Agreement”) pursuant to which Hudbay has agreed to provide an unsecured loan facility in the maximum aggregate amount of C$40 million to Augusta and its wholly-owned subsidiary, Augusta Resource (US) Corporation. Such loan will accrue interest on the unpaid principal amount at a rate of 8% per annum, calculated and compounded quarterly. Advances under the Loan Agreement are subject to customary conditions in the circumstances, including the change to the Augusta Board of Directors (as announced here) and there being no event of default with respect to either borrower. The loan is intended to provide short-term working capital amounts to Augusta and Augusta Resource (US) Corporation.

Hudbay and Augusta are related parties and the Loan Agreement is a related party transaction. The principal amount of the loan is, however, less than 25% of the market capitalization of Augusta and the Loan Agreement is exempt from valuation requirements under Canadian securities laws.

About the Offer

The Offer is for all of the issued and outstanding common shares of Augusta not already owned by Hudbay, including any common shares of Augusta that may become issued and outstanding after the date of the Offer but before 5:00 p.m. (Toronto time) on July 29, 2014 upon the exercise, exchange or conversion of any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares or other securities of Augusta, together with the associated rights issued under Augusta’s shareholder rights plan agreement dated as of April 18, 2013 between Augusta and Computershare Investor Services Inc.

Hudbay has filed a registration statement on Form F-10 (as amended, the “Registration Statement”), which contains a prospectus relating to the Offer (the “Prospectus”), and a tender offer statement on Schedule TO (as amended, the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”). This news release is not a substitute for the Offer documents, the Prospectus, the Registration Statement or the Schedule TO or Augusta’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as amended. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION ABOUT HUDBAY, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website at www.sec.gov.

How to Tender

Augusta shareholders are encouraged to read the full details of the Offer set forth in the Offer documents, which contain detailed instructions on how Augusta shareholders can tender their Augusta Shares to the Offer. For assistance in depositing Augusta Shares to the Offer, Augusta shareholders should contact the depositary for the Offer, Equity Financial Trust Company at 1-866-393-4891 (North American Toll Free) or 416-361-0930 ext. 205 (outside North America) or by email at corporateactions@equityfinancialtrust.com or the Information Agent for the Offer, Kingsdale Shareholder Services at 1-866-229-8874 (North American Toll Free Number) or 1-416-867-2272 (outside North America) or by email at contactus@kingsdaleshareholder.com.

Important Notice

This news release does not constitute an offer to buy or the solicitation of an offer to sell any of the securities of Hudbay or Augusta.

About Hudbay

Hudbay (TSX, NYSE: HBM) is a Canadian integrated mining company with assets in North and South America principally focused on the discovery, production and marketing of base and precious metals. Hudbay’s objective is to maximize shareholder value through efficient operations, organic growth and accretive acquisitions, while maintaining its financial strength. A member of the S&P/TSX Composite Index and the S&P/TSX Global Mining Index, Hudbay is committed to high standards of corporate governance and sustainability. Further information about Hudbay can be found on www.hudbayminerals.com.

About Augusta

Augusta (TSX, NYSE MKT: AZC) is a base metals company focused on advancing the Rosemont Copper deposit near Tucson, Arizona. Rosemont hosts a large copper/molybdenum reserve that would account for about 10% of U.S. copper output once in production. Further information about Augusta can be found on www.augustaresource.com.

For shareholder inquiries, please contact Kingsdale Shareholder Services

1-866-229-8874 (North American Toll Free Number)
1-416-867-2272 (Outside North America)
contactus@kingsdaleshareholder.com

For further information, please contact:

HudBay Minerals Inc.

Investor inquiries:

Candace Brûlé
Director, Investor Relations
(416) 814-4387
candace.brule@hudbayminerals.com

Media inquiries:

Scott Brubacher
Director, Corporate Communications
(416) 814-4373
scott.brubacher@hudbayminerals.com

Cautionary Note Regarding Forward Looking

This news release contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer. Forward-looking information is not, and cannot be, a guarantee of future results or events.

Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that we identified and were applied by us in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the accuracy of Augusta’s public disclosure; the completion of the Offer and any subsequent acquisition, the possibility of a subsequent acquisition transaction, changes to Augusta’s board of directors and management, the loan agreement between Hudbay, Augusta and Augusta Resource (US) Corporation, and Hudbay’s intentions with respect to Augusta.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay securities received as consideration under the Offer and the impact of such issuance on the market price of common shares of Hudbay and warrants to acquire common shares of Hudbay, Augusta becoming a majority-owned subsidiary of Hudbay after consummation of the Offer, the possibility that Augusta may not satisfy the conditions precedent to advances under the Loan Agreement as well as the risks discussed under the heading “Risk Factors” in the Offer documents and other documents filed (or to be filed) with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. Hudbay does not assume any obligation to update or revise any forward-looking information after the date of this news release or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

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